SIGNATURE

Pursuant to the requirement of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                            FLAG Financial Corporation
                                            --------------------------
                                            (Registrant)


Dated:   January 8, 1999            By:     /s/ John S. Holle
                                            -----------------
                                            (Signature)

                                            Name:    John S. Holle

                                            Title:   Chairman of the Board





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


FOR IMMEDIATE RELEASE



Contact:      Susan R. Huckabee
              Investor Relations Coordinator

Telephone:    (706) 845-5140


                FLAG FINANCIAL CORPORATION COMPLETES MERGER WITH
                ------------------------------------------------
                                EMPIRE BANK CORP.
                                -----------------

LAGRANGE, GA (DECEMBER 16, 1998) -- FLAG FINANCIAL CORPORATION (NASDAQ: FLAG) Chairman, John S. Holle, announced today that FLAG Financial Corporation had completed its merger with Empire Bank Corp., ("Empire"), parent company of Empire Banking Company in Homerville, Georgia. The transaction will be accounted for as a pooling of interests and is expected to be accretive to FLAG's earnings per share. As of September 30, 1998, Empire had approximately $70 million in assets and operated two branch offices located in Homerville and Waycross, Georgia.

J. Daniel Speight, Jr., President and Chief Executive Officer of FLAG, stated, "Empire Bank Corporation provides us with a solid foundation from which we can build an even stronger presence in southeast Georgia. We remain committed to profitable expansion through community bank partnerships and are pleased to have Empire Bank as one of those partners."

Leonard H. Bateman, President and Chief Executive Officer of Empire Bank, added, "We are excited to be a part of this growing team of community banks. In particular, we believe our collective talents and resources will better enable us to confront the technological, competitive and other challenges that confront community banks today."

FLAG Financial Corporation is the multi-bank holding company whose wholly owned subsidiaries are First Federal Savings Bank of LaGrange, in LaGrange, Georgia, Citizens Bank, in Vienna, Georgia, and Bank of Milan, in Milan, Georgia. Including Empire Banking Company's branches, FLAG operates 21 offices serving the communities of west central, middle and southeast Georgia. As of September 30, 1998, FLAG had total assets of approximately $454 million and shareholders' equity of approximately $40 million.


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


Additionally, FLAG has a definitive agreement to acquire The Brown Bank in Metter, Georgia, as well as a Letter of Intent to acquire the Blackshear, Georgia branch of First Georgia Bank. The acquisition of The Brown Bank is scheduled to be consummated at year-end. The acquisition of the Blackshear branch is contemplated to be consummated during the first quarter of 1999. On a combined pro forma basis, including the pending merger with The Brown Bank and the acquisition of the Blackshear branch, FLAG is expected to have more than $560 million in assets once the transactions are closed. Including shares issued as part of those merger transactions, FLAG will have approximately 6.6 million shares outstanding. Currently, FLAG has approximately 6.3 million shares of common stock outstanding which are traded and quoted on The Nasdaq National Market under the symbol "FLAG."



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